Exhibit 5.1

437 Madison Avenue

New York, New York 10022-7001

(212) 940-3000

Fax: (212) 940-3111

April 9, 2007

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06011-0489

Ladies and Gentlemen:

We have acted as counsel to Barnes Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of an automatic shelf registration statement on Form S-3 filed on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of (i) $100,000,000 aggregate principal amount of the Company’s 3.375% Convertible Senior Subordinated Notes due 2027 (the “Notes”) and (ii) subject to adjustment as provided in the Indenture (as hereinafter defined), up to 3,486,460 shares of common stock of the Company, $0.01 par value per share (the “Shares”), into which the Notes may be converted, for sale by the selling security holders identified in the prospectus (the “Prospectus”) forming a part of the Registration Statement. The Registration Statement was filed to register the resale of the Notes and the Shares, herein referred to collectively as the “Securities.”

The Notes were issued pursuant to an Indenture, dated as of March 12, 2007, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”). The Notes were issued and sold on March 12, 2007 to Banc of America Securities LLC, J.P. Morgan Securities Inc., Jefferies & Company, Inc., Citigroup Global Markets Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., Mitsubishi UFJ Securities International plc, Robert W. Baird & Co. Incorporated, SG Americas Securities, LLC and Wells Fargo Securities, LLC, as initial purchasers (the “Initial Purchasers”), pursuant to a Purchase Agreement, dated March 6, 2007, between the Company and Banc of America Securities LLC, as representative of the Initial Purchasers named in Schedule A thereof, without registration under the Act, and were offered and sold by the Initial Purchasers to “qualified institutional buyers” as defined in and in reliance on Rule 144A under the Act. In connection with the offer and sale of the Notes, the Company entered into a Resale Registration Rights Agreement, dated as of March 12, 2007, with the Initial Purchasers (the “Registration Rights Agreement”) providing for the registration of the Securities under the Act. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

Barnes Group Inc.

April 9, 2007

In connection with the foregoing, we have examined the Registration Statement, the Prospectus, the Indenture and the form of Notes attached as exhibits to the Indenture, and the Purchase Agreement, dated March 6, 2007, among the Company and the Initial Purchasers with respect to the issuance and sale by the Company and the purchase by the Initial Purchasers of the Notes. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Members of our firm involved in the preparation of this opinion do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware. As used herein, the terms “laws of the State of New York” and “General Corporation Law of the State of Delaware” include the statutory provisions contained therein, all applicable provisions of the New York and Delaware Constitutions, and reported judicial decisions interpreting such provisions.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after the Securities have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws, we are of the opinion that (i) the Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, and (ii) the Notes have been duly authorized, executed, delivered and authenticated, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, liquidation or similar laws relating to, or affecting the enforcement of, creditors’ rights and remedies, (y) the application of general principles of equity (regardless of whether such enforceability is considered in a

Barnes Group Inc.

April 9, 2007

proceeding in equity or law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (z) public policy.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and Notes while the Registration Statement is in effect and may not be used, furnished, quoted or relied upon for any other purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Securities.

Very truly yours,

/s/ Nixon Peabody LLP